Greenpro Capital Corp., B&G and Kingsley to Launch EduHome, an Innovative MM2H Trust Solution

On September 4, 2019, Greenpro Capital Corp. (NASDAQ: GRNQ), a NASDAQ listed financial service provider, announced it entered into a Memorandum of Understanding (“MOU”) with B&G Capital Resources (“B&G”) and the Kingsley EduGroup (“Kingsley”) to launch the Malaysia My Second Home (“MM2H”) program for the residents of Hong Kong and the Greater Bay Area.

Subsequent to signing a MOU with Fusionex Group in early August 2019, Greenpro has continued to focus on mass market wealth products with the launch of the Greenpro EduHome Trust program, Greenpro, along with B&G and Kingsley, intends to provide an innovative trust solution of investment and educational opportunities from the MM2H program in Malaysia, one of Southeast Asia’s most vibrant economy. Greenpro expects this program will benefit 616 families and contribute investment in excess of USD 210 million into the Malaysian economy.

We believe many of the Hong Kong and Greater Bay Area residents seek a peaceful, serene and secure environment to cultivate learning for the next generation of leaders. This is precisely what the Greenpro EduHome Trust program is intended to provide through the Kingsley International School and the Beaumont Residence in Kingsley Hills.

About Greenpro Capital Corp.

Headquartered in Hong Kong with strategic offices across Asia, Greenpro Capital Corp. (the “Company”) (Nasdaq: GRNQ), is a multinational conglomerate with a diversified capital portfolio. With 30 years of experience in the industry Greenpro has been assisting and supporting businesses and High-Net-Worth-Individuals to capitalize their value on a global scale through the provision of cross-border business solutions and accounting outsourcing services to small and medium-size businesses located in Asia. The comprehensive range of cross-border business services include, but not limited to, trust and wealth management, listing advisory services, transaction services, cross-border business solutions, record management services, accounting outsourcing services and tax planning. We also operate venture capital businesses including a business incubator for start-up and high growth companies. For further information regarding the Company, please visit http://www.greenprocapital.com

Forward-Looking Statements

This press release contains information about the Company’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the requirements of its clients, and its ability to protect its intellectual property. The Company encourages you to review other factors that may affect its future results in the Company’s registration statement and in its other filings with the Securities and Exchange Commission.

For more information, please contact:

Company Contact:

Vincent Tan, Senior Vice President

Greenpro Capital Corp.

Email: vincent.tan@greenprocapital.com

Phone: +86-755-2558-7791